Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

AMENDMENT TO ASSET PURCHASE, SUPPLY AND SUPPORT AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE, SUPPLY AND SUPPORT AGREEMENT (this “Amendment”) is entered into as of August 3, 2018 (the “Effective Date”), by and between MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A., a company organized and existing under the laws of Italy having its principal office at Strada Statale 67, Frazione Granatieri, Scandicci (Florence), Italy (“Molteni”), and TITAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080-1921, United States (“Titan”), each a “Party” and collectively, the “Parties”. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, Molteni and Titan are parties to that certain Asset Purchase, Supply and Support Agreement, dated as of March 21, 2018 (the “Agreement”); and

WHEREAS, the Parties wish to amend the terms of the Agreement pursuant to Section 16.7 thereof and to agree to certain additional covenants and agreements set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Payment. Upon the execution of this Amendment, Molteni shall pay Titan by wire transfer of immediately available funds to the Bank Account a non-refundable, non-creditable, one-time fee of €950,000 (euros nine hundred and fifty thousand) (the “Amendment Payment”).

2.	Amendment to Agreement. In consideration of the Amendment Payment and the commitment to provide the Convertible Loan (as defined below) pursuant to Section 3 herein (but, for the avoidance of doubt, subject to the terms, conditions and requirements set forth therein), Section 7.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Milestone Payments. Subject to the terms of this Agreement, until December 31, 2032, Molteni shall pay to Titan, by wire transfer of immediately available funds to the Bank Account, the applicable non-refundable, non-creditable, one-time milestone payment after achievement of each milestone event as set forth below. Titan shall notify Molteni in writing within five (5) Business Days of achievement of the first milestone event listed in the table below and the corresponding milestone payment shall be due within ten (10) Business Days of receipt by Molteni of such notice. Each other milestone payment listed in the table below shall be due within ten (10) Business Days after achievement of the corresponding milestone event.

Milestone Event:	Milestone Payment:

(i) Approval by the EMA of the Expanded Label for use with the Final Product	€1,000,000 (euros one million)

(ii) Approval of the reimbursement price in three (3) Key Countries. For the sake of clarity, the milestone payment shall only be due and payable one time for this milestone event.	€[*******] (euros [*******])

(iii) Approval of the reimbursement price in all four (4) Key Countries. For the sake of clarity, the milestone payment shall only be due and payable one time for this milestone event.	€[*******] ([*******])

(iv) Issuance by the EMA of marketing authorization for the Final Product for each Subsequent Indication provided that marketing the Final Product for the Subsequent Indication would, in the absence of the license set forth herein, infringe Valid Claims of the Transferred Patent Rights. For the sake of clarity, such milestone payment shall be due and payable by Molteni one time for each Subsequent Indication.	€[*******] (euros [*******])

Notwithstanding the foregoing, (x) in the event that the marketing authorization for the Final Product for the Initial Indication is not issued by the EMA on or prior to September 30, 2019, the milestone payments provided in clauses (ii) and (iii) shall each be reduced by fifty percent (50%), and (y) in the event that the marketing authorization for the Final Product for the Initial Indication is not issued by the EMA on or prior to March 31, 2020, then Molteni shall no longer be liable for the milestone payments in clauses (ii) and (iii).

Notwithstanding anything to the contrary contained herein, with respect to each milestone event set forth in clauses (i) – (iv) above, no contingent milestone payment shall be payable in respect thereto if the event giving rise to the payment thereunder does not occur on or prior to December 31, 2032.”

3.	Financing. Subject to the last sentence of this Section 3, Molteni shall provide Titan with an unsecured convertible loan (the “Convertible Loan”) in the amount of €550,000 (euros five hundred and fifty thousand) within five (5) Business Days of the submission by Titan to the EMA of, bona fide, complete and reasonable answers to the EMA’s “120 day Consolidated List of Questions” for the Final Product for the Initial Indication, in good faith and in accordance with all applicable Laws (the “120 Day Submission”). The Convertible Loan shall (i) bear interest at a rate of one-month LIBOR (to the extent in excess of 1.10%) plus 9.50% per annum, (ii) shall mature on December 31, 2019, (iii) shall contain other covenants and events of default substantially consistent with Titan’s existing Amended and Restated Venture Loan and Security Agreement, dated as of March 21, 2018 and (iv) shall be convertible into existing Titan common stock (a) at any time upon request of Molteni and (b) automatically upon receipt of EMA approval, in each case at a share price equal to the lesser of (1) the closing share price on the date of issuance of the Convertible Note and (2) the closing share price on the date of conversion. Molteni shall have no obligation to provide the Convertible Loan if the 120 Day Submission has not been completed on or prior to September 14, 2018.

4.	Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the Effective Date. Except as specifically provided for in this Amendment, the terms of the Agreement remain in full force and effect unaffected by this Amendment.

5.	Effect of Amendment. Whenever the Agreement is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Agreement as amended by this Amendment.

6.	Miscellaneous. Article 16 of the Agreement shall apply mutatis mutandis to this Amendment.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Name: Sunil Bhonsle
Title: Chief Executive Officer

[Amendment to Asset Purchase, Supply and Support Agreement]

L. MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A.

By:	/s/Giuseppe Seghi Recli
Name: Giuseppe Seghi Recli
Title: Managing Director

[Amendment to Asset Purchase, Supply and Support Agreement]